Exhibit 4.2

NIKOLA CORPORATION,

as the Company,

NIKOLA SUBSIDIARY CORPORATION,

as Guarantor

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

April 3, 2023

8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026

FIRST SUPPLEMENTAL INDENTURE, dated as of April 3, 2023 (this “Supplemental Indenture”), among NIKOLA CORPORATION, a Delaware corporation, as issuer (the “Company”), NIKOLA SUBSIDIARY CORPORATION, a Delaware corporation, as guarantor (the “Guarantor”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as trustee (the “Trustee”), to the Indenture, dated as of June 1, 2022 (the “Original Indenture”), among the Company, the Guarantor and the Trustee.

WHEREAS, the Company and the Guarantor have heretofore executed and delivered the Original Indenture, pursuant to which the Company issued its 8.00% / 11.00% Convertible Senior PIK Toggle Notes due 2026 (the “Notes”) and the Guarantor guaranteed the Notes;

WHEREAS, the Company has solicited consents (each a “Consent” and collectively the “Consents”) from each of the Holders to amend the Original Indenture and the Notes as set forth in Article II of this Supplemental Indenture (the “Amendments”) upon the terms and subject to the conditions set forth in such Consents;

WHEREAS, Section 10.02 of the Original Indenture provides that the Company, the Guarantor and the Trustee may amend or supplement the Original Indenture to make certain changes with the consent of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding and certain other changes with the consent of each Holder of the Notes then outstanding, including changes that adversely affects the conversion rights of any Notes;

WHEREAS, the Company has received and delivered to the Trustee written evidence of the Consents from each of the Holders of the Notes to effect the Amendments;

WHEREAS, the Board of Directors of the Company by resolutions adopted on March 29, 2023 has duly authorized, on behalf of the Company, this Supplemental Indenture;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received an Officer’s Certificate and an Opinion of Counsel as contemplated by Section 10.05 of the Original Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and has satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

WITNESSETH:

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions in this Supplemental Indenture. Unless otherwise specified herein or the context otherwise requires:

(a) a term defined in the Original Indenture has the same meaning when used in this Supplemental Indenture unless the definition of such term is amended or supplemented pursuant to this Supplemental Indenture;

(b) the terms defined in this Article and in this Supplemental Indenture include the plural as well as the singular;

(c) unless otherwise stated, a reference to a Section or Article is to a Section or Article of this Supplemental Indenture; and

(d) the titles and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

ARTICLE II

AMENDMENTS TO THE ORIGINAL INDENTURE

Section 2.1. The Original Indenture is hereby amended and supplemented as follows:

(a) Section 1.01 of the Original Indenture is hereby amended and supplemented by inserting the following additional definitions to such Section in the appropriate alphabetical order:

“Authorized Share Effective Date” means the date on which the Company has amended its certificate of incorporation to increase the number of authorized shares of Common Stock to allow for the reservation of at least a number of shares of Company Common Stock as needed upon initial conversion of all 8.00% / 11.00% Series B Convertible Senior PIK Toggle Notes due 2026 of the Company issued pursuant to that certain Indenture, dated as of April 11, 2023, by and among the Company, the guarantors named therein, and U.S. Bank Trust Company, National Association, as trustee, and all Notes.

“Conversion Trigger Date” shall mean the earlier of (a) the date on which the Authorized Share Effective Date has occurred and (b) October 11, 2023.

(b) The first sentence of clause (d) of Section 4.06 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

If, at any time during the period from, and including, the date that is six months after the Last Date of Original Issuance of any Note, the Company has not satisfied the reporting conditions (including, for the avoidance of doubt, the requirement for current Form 10 information) set forth in Rule 144(c) and (i)(2) under the Securities Act, or the Notes are not otherwise freely tradable pursuant to Rule 144 by Holders other than the Company’s Affiliates or Holders that were the Company’s Affiliates at any time during the three months immediately preceding (as a result of restrictions pursuant to U.S. securities laws or the terms of this Indenture or the Notes), the Company shall pay Additional Interest on the Notes.

(c) Section 14.01(a) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

(a) Subject to and upon compliance with the provisions of this Article 14, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 Capitalized Principal Amount or any integral multiple of $1.00 in excess thereof) of such Note (i) subject to satisfaction of the conditions described in Section 14.01(b), at any time prior to the close of business on the Business Day immediately preceding February 28, 2026 under the circumstances and during the periods set forth in Section 14.01(b) (provided, that notwithstanding anything to the contrary in this clause (i), no Holder may so convert all or any portion of any such Note (other than subject to satisfaction of the conditions described in Section 14.01(b)(iii)) prior to the Conversion Trigger Date), and (ii) regardless of the conditions described in Section 14.01(b), on or after February 28, 2026 and prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, in each case, at an initial conversion rate of 114.3602 shares of Common Stock (subject to adjustment as provided in this Article 14, the “Conversion Rate”) per $1,000 Capitalized Principal Amount of Notes (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”).

(d) Section 14.02(a) of the Original Indenture is hereby amended by inserting the following sentence at the end thereof (which for the avoidance of doubt shall precede clause (i) of such Section):

Notwithstanding the foregoing or anything else in this Indenture or the Notes, the Company shall be required to (and shall otherwise be deemed to) elect Cash Settlement in respect of all Notes submitted for conversion unless and until the Authorized Share Effective Date has occurred.

(e) Section 14.06 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

Section 14.06. Shares to Be Fully Paid. After the Authorized Share Effective Date, the Company shall provide, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming delivery of the maximum number of Additional Shares pursuant to Section 14.03 and that at the time of computation of such number of shares, all such Notes would be converted by a single Holder and that Physical Settlement is applicable).

(f) The first sentence of clause (d) of Section 16.02 of the Original Indenture is hereby amended and restated in its entirety to read as follows:

If fewer than all of the outstanding Notes are to be redeemed, at least $75,000,000 aggregate principal amount of Notes must be outstanding and not subject to Optional Redemption as of the date of the relevant Redemption Notice (such requirement, the “Partial Redemption Limitation”).

ARTICLE III

MISCELLANEOUS

Section 3.1. Operativeness of Amendments. This Supplemental Indenture will become effective immediately upon its execution and delivery by the parties hereto.

Section 3.2. Ratification of Original Indenture. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 3.3. No Responsibility for Recitals, Etc. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Original Indenture in respect of the rights, privileges, indemnities, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though set forth in full herein.

Section 3.4. Governing Law. THIS SUPPLEMENTAL INDENTURE AND AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

Section 3.5. Execution in Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or such other electronic means shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Supplemental Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Supplemental Indenture or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

NIKOLA CORPORATION

By:	/s/ Kim Brady
Name: Kim Brady
Title: Chief Financial Officer

NIKOLA SUBSIDIARY CORPORATION, as Guarantor

By:	/s/ Kim Brady
Name: Kim Brady
Title: Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Brandon Bonfig
Name: Brandon Bonfig
Title: Vice President

[Signature Page to First Supplemental Indenture]